Exhibit 99.1


      Waste Connections Reports Fourth Quarter and 2003 Results
                            and Provides 2004 Outlook

    FOLSOM, Calif.--(BUSINESS WIRE)--Feb. 18, 2004--

    -- Reports record 2003 earnings per share of $2.18 and free cash flow of $75.8 million, or 13.4% of revenue

    -- Acquires approximately $65 million annualized revenue in 2003

    -- Reports internal growth of 2.1% price and 1.4% volume in the fourth quarter

    --  Increases internalization rate to 69% in the fourth quarter

    Waste Connections, Inc. (NYSE:WCN) today announced fourth quarter earnings of $0.57 per share on 33.1 million diluted shares, an increase of 21.3% over diluted earnings per share of $0.47 in the fourth quarter of 2002. Revenue for the fourth quarter of 2003 was $150.0 million, a 14.2% increase over revenue of $131.3 million in the fourth quarter of 2002. Operating income for the fourth quarter of 2003 was $37.0 million, a 12.7% increase over operating income of $32.8 million in the fourth quarter of 2002.
    For the year ended December 31, 2003, revenue was $563.5 million, a 13% increase over revenue of $498.7 million in the prior year. Operating income for the year was $145.0 million, an 11.4% increase over operating income of $130.1 million in 2002. Income before a gain resulting from the cumulative effect of adopting SFAS No. 143 for the full year 2003 was $65.3 million, a 17.8% increase over net income of $55.5 million for the prior year. Diluted earnings per share before the gain on accounting change for the year was $2.17, an increase of 14.2% over diluted earnings per share of $1.90 in 2002.
    Ronald J. Mittelstaedt, Chairman and Chief Executive Officer, said, "2003 was an important year for Waste Connections as the benefits of our differentiated strategy continued to shine through in a difficult economy. Our financial margins continue to lead the industry and were relatively stable year over year. In fact, adjusting for structurally lower margins from certain acquisitions, margins in our base business increased in 2003. Our internal growth and internalization rates reached new highs for the year in the fourth quarter providing good momentum into 2004. Free cash flow for the year of $75.8 million, or 13.4% of revenue, exceeded our original expectations and is expected to remain strong. We believe the strength of our free cash flow is even more impressive when considering our capital expenditures for the year were $70 million, or almost 150% of depreciation and amortization in 2003 and $8 million above our original budget as we began to accelerate fleet purchases to take advantage of certain tax benefits. Finally, we continued to expand our corporate and regional infrastructure in 2003 to accommodate additional future growth, improve field execution to original budgets, and comply with increased regulatory requirements."
    Mr. Mittelstaedt continued, "In the fourth quarter we signed or closed acquisitions with annualized revenues of almost $14 million, bringing the total annualized revenues acquired in the year to approximately $65 million, again exceeding our original target while maintaining our disciplined approach to targeting attractive markets. We believe the most attractive markets are either integrated or non-integrated exclusive markets, and competitive markets where we can be integrated and attain high market share. We acquired Scott Waste Services, the largest private solid waste services company in Kentucky and the leading provider in the Bowling Green market. In addition, we agreed to acquire a new 688 acre MSW landfill that, when completed, will allow us to internalize volumes coming out of the Central Kentucky and Bowling Green market areas. We also completed tuck-in acquisitions in Oregon and South Dakota. There remain a number of acquisition candidates across the US, but we continue to believe the vast majority of the more attractive opportunities are concentrated in the exclusive markets on the West Coast and that Waste Connections is well positioned when these acquisition opportunities arise."

    2004 OUTLOOK

    Waste Connections also announced its outlook for 2004. The Company's outlook assumes no change in the current economic environment, excludes the impact of any additional acquisitions that may be completed during the year, and includes approximately $3.5 million additional projected bonus costs relative to 2003. The guidance provided below is forward looking, and actual results may differ materially depending on risk factors detailed at the end of this release and in our periodic SEC filings.

    -- Revenue for the full year is estimated to range between $620 million and $625 million. This assumes internal growth for the full year of 3.0% to 3.5% excluding the impact of commodities, with around 2.5% from price and the remainder from volume. First quarter revenue is estimated in the range of $146.5 million to $147.5 million.

    -- Selling, general and administrative expense is estimated at approximately 9.6% of revenue for the full year, subject to quarterly fluctuations.

    -- Depreciation, depletion and amortization is estimated at approximately 8.8% of revenue for the full year, subject to quarterly fluctuations. Depreciation, depletion and amortization is estimated at approximately 9% of revenue in the first quarter with an expected 20 to 30 basis point sequential decline in the second quarter due to seasonal quarterly revenue fluctuations.

    -- Operating income for the full year is estimated to range between 25.0% and 25.4% of revenue. Operating income for the first quarter is estimated in the range of 23.5% to 24.0% of revenue reflecting typical seasonality and the impact of adverse weather in certain locations. An almost 200 basis point sequential operating income margin improvement is expected in the second quarter primarily due to seasonality and lower depreciation, depletion and amortization as a percent of revenue.

    -- Minority interests expense is estimated to remain at approximately 1.9% for the full year.

    -- Effective tax rate is expected to be 37% for the full year.

    -- Net cash provided by operating activities for the full year is estimated to be between 26% and 27% of revenue, subject to quarterly fluctuations.

    -- Capital expenditures are estimated to be $70 million for the full year, or approximately 11% of revenue.

    Waste Connections will be hosting a conference call related to fourth quarter earnings and the 2004 outlook on February 19th at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet at www.streetevents.com and through a link on our web site at www.wasteconnections.com. A playback of the call will be available at both of these sites.

    Waste Connections, Inc. is an integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in mostly secondary markets in the Western, Midwestern, Southwestern and Southeastern U.S. The Company serves more than one million residential, commercial and industrial customers. Waste Connections, Inc. was founded in September 1997 and is headquartered in Folsom, California. For more information, visit the Waste Connections web site at www.wasteconnections.com. Copies of financial literature, including this release, are available on the Waste Connections web site or through contacting us directly at 916-608-8200.

    Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. Waste Connections' business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) competition or unfavorable industry conditions could lead to a decrease in demand for the Company's services and to a decline in prices realized by the Company for its services, (2) the Company depends in part on acquisitions for growth, it may be required to pay increased prices for acquisitions, and it may experience difficulty in integrating and deriving synergies from acquisitions, or finding acquisition targets suitable to its growth strategy. (3) the Company may not always have access to the additional capital that it may require for its growth strategy or its cost of capital may increase, (4) governmental regulations may require increased capital expenditures or otherwise affect the Company's business, (5) companies that Waste Connections acquires could have undiscovered liabilities, (6) large, long-term collection contracts on which the Company depends may not be replaced when they expire or are terminated, and (7) the Company is highly dependent on the services of senior management, who would be difficult or impossible to replace. These risks and uncertainties, as well as others, are discussed in greater detail in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q. There may be additional risks that the Company does not presently know or that it currently believes are immaterial which could have an adverse impact on its business. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.


                             WASTE CONNECTIONS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
            THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2002 AND 2003
                                   (Unaudited)
               (in thousands, except share and per share amounts)

                         Three months ended     Twelve months ended
                            December 31,            December 31,
                       ----------------------- -----------------------
                           2002        2003        2002        2003
                       ----------- ----------- ----------- -----------

Revenues                 $131,341    $149,994    $498,661    $563,509
Operating expenses:
     Cost of operations    75,230      85,186     282,187     316,841
     Selling, general
      and
      administrative       12,898      14,605      47,366      54,367
     Depreciation and
      amortization         10,381      13,192      38,977      47,347
                       ----------- ----------- ----------- -----------
Operating income           32,832      37,011     130,131     144,954

Interest expense           (8,374)     (7,828)    (31,372)    (31,666)
Minority interests         (2,546)     (2,743)     (9,367)    (10,549)
Other income (expense),
 net                          (70)        (36)       (813)       (192)
                       ----------- ----------- ----------- -----------
Income before income
 tax provision and
 cumulative effect of
 change in accounting
 principle                 21,842      26,404      88,579     102,547

Income tax provision       (8,082)     (9,114)    (33,113)    (37,233)
                       ----------- ----------- ----------- -----------
Income before
 cumulative effect of
 change in accounting
 principle                 13,760      17,290      55,466      65,314

Cumulative effect of
 change in accounting
 principle, net of tax
 expense of $166                -           -           -         282
                       ----------- ----------- ----------- -----------

Net income                $13,760     $17,290     $55,466     $65,596
                       =========== =========== =========== ===========

Basic earnings per common share:
   Income before
    cumulative effect
    of change in
    accounting
    principle               $0.49       $0.61       $2.00       $2.31
   Cumulative effect of
    change in
    accounting
    principle                   -           -           -         .01
                       ----------- ----------- ----------- -----------
   Net income per
    common share            $0.49       $0.61       $2.00       $2.32
                       =========== =========== =========== ===========

Diluted earnings per common share(a):
   Income before
    cumulative effect
    of change in
    accounting
    principle              $ 0.47      $ 0.57      $ 1.90      $ 2.17
   Cumulative effect of
    change in
    accounting
    principle                   -           -           -         .01
                       ----------- ----------- ----------- -----------
   Net income per
    common share            $0.47       $0.57       $1.90       $2.18
                       =========== =========== =========== ===========

Shares used in the per share calculations:
   Basic               27,977,289  28,538,113  27,750,642  28,327,296
                       =========== =========== =========== ===========
   Diluted             32,601,816  33,073,258  32,325,624  32,871,652
                       =========== =========== =========== ===========

Supplemental
 information:
  Operating income
   before
   depreciation and
   amortization(b)        $43,213     $50,203    $169,108    $192,301

(a) Diluted earnings per share assumes conversion of the 5.5% Convertible Subordinated Notes due 2006. The interest expense related to these notes, net of tax effects, for the three months ended December 31, 2002 and 2003 was $1,473 and $1,476, respectively, and for the twelve months ended December 31, 2002 and 2003 was $5,852 and $5,902, respectively.

(b) A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule.


                             WASTE CONNECTIONS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
               (in thousands, except share and per share amounts)

                                                December     December
                                                31, 2002     31, 2003
                                               ----------- -----------
ASSETS
Current assets:
 Cash and equivalents                              $4,067      $5,276
 Accounts receivable, less allowance for
  doubtful accounts of $2,509 and $2,570 at
  December 31, 2002 and 2003, respectively         63,488      72,474
 Prepaid expenses and other current assets          8,652      11,270
                                               ----------- -----------
  Total current assets                             76,207      89,020

Property and equipment, net                       578,040     613,225
Goodwill, net                                     548,975     590,054
Intangible assets, net                             33,498      64,784
Other assets, net                                  25,162      38,869
                                               ----------- -----------
                                               $1,261,882  $1,395,952
                                               ----------- -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                 $30,688     $38,682
 Accrued liabilities                               45,905      31,920
 Deferred revenue                                  19,016      23,738
 Current portion of long-term debt and notes
  payable                                           3,646       9,740
                                               ----------- -----------
       Total current liabilities                   99,255     104,080

Long-term debt and notes payable                  578,481     601,891
Other long-term liabilities                        14,813       8,400
Deferred income taxes                              94,543     120,162
                                               ----------- -----------
      Total liabilities                           787,092     834,533

Commitments and contingencies
Minority interests                                 23,078      23,925

Stockholders' equity:
Preferred stock: $0.01 par value; 7,500,000
 shares authorized;
 none issued and outstanding                            -           -
Common stock: $0.01 par value; 50,000,000
 shares authorized; 28,046,535 and 28,666,788
 shares issued and outstanding at December 31,
 2002 and 2003, respectively                          280         287
Additional paid-in capital                        332,705     348,146
Deferred stock compensation                          (775)       (436)
Retained earnings                                 123,498     189,094
Unrealized (loss) gain on market value of
 interest rate swaps                               (3,996)        403
                                               ----------- -----------
 Total stockholders' equity                       451,712     537,494
                                               ----------- -----------
                                               $1,261,882  $1,395,952
                                               ----------- -----------


                             WASTE CONNECTIONS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 TWELVE MONTHS ENDED DECEMBER 31, 2002 AND 2003
                                   (Unaudited)
                             (Dollars in thousands)

                                                   Twelve months ended
                                                       December 31,
                                                   -------------------
                                                      2002      2003
                                                   --------- ---------


Cash flows from operating activities:
Net income                                          $55,466   $65,596
Adjustments to reconcile net income to
 net cash provided by operating activities:
  Loss (gain) on disposal of assets                      (1)      333
  Depreciation                                       37,626    45,670
  Amortization of intangibles                         1,351     1,677
  Deferred income taxes                              10,132    27,931
  Minority interests                                  9,367    10,549
  Cumulative effect of change in accounting
   principle                                              -      (448)
  Amortization of debt issuance costs                 2,195     2,403
  Stock-based compensation                              847       266
  Interest income on restricted cash                   (485)     (302)
  Net change in operating assets and liabilities,
   net of acquisitions                               11,418       462
                                                   --------- ---------
Net cash provided by operating activities           127,916   154,137
                                                   --------- ---------

Cash flows from investing activities:
     Payments for acquisitions, net of cash
      acquired                                     (166,626)  (84,855)
     Capital expenditures for property and
      equipment                                     (56,776)  (70,213)
     Proceeds from disposal of assets                 2,234     1,534
     Net change in other assets                      (1,723)   (7,417)
                                                   --------- ---------
Net cash used in investing activities              (222,891) (160,951)
                                                   --------- ---------

Cash flows from financing activities:
     Proceeds from long-term debt                   381,000   108,941
     Principal payments on notes payable and long-
      term debt                                    (290,962) (102,469)
     Distributions to minority interest holders      (5,880)   (9,702)
     Proceeds from option and warrant exercises      14,078    15,348
     Debt issuance costs                             (6,473)   (4,095)
                                                   --------- ---------
Net cash provided by financing activities            91,763     8,023
                                                   --------- ---------

Net increase (decrease) in cash and equivalents      (3,212)    1,209
Cash and equivalents at beginning of period           7,279     4,067
                                                   --------- ---------
Cash and equivalents at end of period                $4,067    $5,276
                                                   --------- ---------


                              ADDITIONAL STATISTICS
                      THREE MONTHS ENDED DECEMBER 31, 2003
                             (Dollars in thousands)

Internal Growth

The following table reflects revenue growth for operations owned for at least 12 months:

            Price                         2.1%
            Volume                        1.4%
            Recycling                     0.1%
                                        ------
            Total                         3.6%

Uneliminated Revenue Breakdown:

Collection               $111,814        64.9%
Disposal and Transfer      53,235        30.9%
Recycling and Other         7,296         4.2%
                       ----------- -----------
Total                    $172,345       100.0%

Inter-company
 elimination              $22,351

Days Sales Outstanding: 43.5

Internalization: 69.4%

Other Cash Flow Items:

    Cash Interest Paid: $8,971
    Cash Taxes Paid: $ 681

Debt to Capitalization: 53.2%
Total Debt divided by Total Debt plus Total Stockholders' Equity:
($601,891 + $9,740)/($601,891 + $9,740 + $537,494) = 53.2%

                        NON-GAAP RECONCILIATION SCHEDULE
                             (Dollars in thousands)

Operating income before depreciation and amortization and free cash flow, each a non-GAAP financial measure, are provided supplementally because they are widely used by investors as valuation and financial performance measures in the solid waste industry. These measures should be used in conjunction with GAAP financial measures. Management uses operating income before depreciation and amortization and free cash flow as two of the principal measures to evaluate and monitor the ongoing financial performance of our operations. Other companies may calculate operating income before depreciation and amortization and free cash flow differently.

Operating income before depreciation and amortization reconciliation:

                               Three Months Ended Twelve Months Ended
                               December 31, 2003    December 31, 2003
                               ------------------ -------------------

Operating income                         $37,011            $144,954
Depreciation and amortization             13,192              47,347
                               ------------------ -------------------
Operating income before
 depreciation and amortization           $50,203            $192,301
                               ------------------ -------------------

Operating income before
 depreciation and amortization
 as a % of revenues                         33.5%               34.1%

Free cash flow reconciliation:

                               Three Months Ended Twelve Months Ended
                               December 31, 2003   December 31, 2003
                               ------------------ -------------------

Net cash provided by operating
 activities                              $39,495            $154,137
Plus: Proceeds from disposal
 of assets                                   627               1,534
Less: Capital expenditures               (25,241)            (70,213)
Less: Distributions to
 minority interest holders                (1,764)             (9,702)
                               ------------------ -------------------
Free cash flow                           $13,117             $75,756
                               ------------------ -------------------

Free cash flow as a % of
 revenues                                    8.7%               13.4%

    CONTACT: Waste Connections, Inc.
             Worthing Jackman, 916-608-8266
             worthingj@wasteconnections.com